UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2023

APPYEA, INC.

Nevada	000-55403	46-1496846
(State or Other Jurisdiction	(commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

16 Natan Alterman St, Gan Yavne Israel
(Address of Principal Executive Offices)	(Area Code)

(800) 674-3561

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On July 7, 2023, the Board of Directors of AppYea, Inc. (the “Company”) appointed Adi Shemer as Chief Executive Officer (“CEO”) of the Company, effective immediately. Mr. Shemer has been working with the Company since February 2023 as a consultant.

Mr. Shemer, age 51, possesses over 20 years’ senior level experience in revitalizing and developing international markets for companies with wide ranging experience in product strategy and market analysis. Mr. Shemer established and managed marketing and distribution channels in the USA and Europe, mainly in the field of medical devices. From September 2019 he was director of operations at Moving Life Ltd, an Israel based company that develops and markets devices intended to assist senior age population, with the mobile scooter as its flagship product, where he was primarily responsible for managing the company’s U.S. based subsidiary, including developing a full service marketing system, information systems for control and sales management and overseeing the development of new products and upgrades to existing products. From December 2018 to October 2019, he served as CEO for TR Bikes Ltd, an Israel based company that develops, manufactures and markets manual and electric cargo bicycles for recreational and business purposes, where he established engineering infrastructures of suppliers and production lines, oversaw direct marketing and B2B effort,s including internet and production platform infrastructures. From September 2009 to December 2018, he served as CEO at Tzora Active Systems Ltd, an Israel based company that develops, manufactures, and markets add-on power motors for wheelchairs where he oversaw the re-design and re-focus of the company’s business and developed a strategic marketing plan in Israel and international markets. Mr. Shemer has BA from Ariel University in Israel in Industrial Engineering.

In connection with his appointment as CEO, Mr. Shemer and the Company’s subsidiary SleepX, Ltd. (“SleepX”) entered into an Employment Agreement (the “Agreement”) setting forth the terms of his employment and compensation. Under the Agreement, Mr. Shemer is entitled to monthly salary of 40,000 NIS (equivalent to $10,800 as of the date of this report), of which the payment of 20,000 NIS is deferred until such time as the Company raises at least $1 million in aggregate proceeds from the private placement of its securities. Under the Agreement, Mr. Shemer is also entitled to the following: (i) Manager’s Insurance under Israeli law to which SleepX contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Mr. Shemer contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Mr. Shemer contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Either Mr. Shemer or SleepX is entitled to terminate the employment at any time upon 30 days prior notice.

Under the Agreement, Mr. Shemer was awarded options under the Company’s employee stock option plan for 11,500,000 shares of the Company’s common stock at a per share exercise price of $0.0001, vesting over a period of 30 months, on a quarterly basis, beginning with the quarter ending September 30, 2023, provided that Mr. Shemer continues in the employ of SleepX and continues to provide CEO services to the Company. At the end of the 30 month period, he is entitled to options for an additional 11,500,000 shares at the same exercise price provided he has been in the continuous employ of SleepX. The options are exercisable through July 2033. In connection with his consulting services, he was awarded options for 1,000,000 shares of the Company’s common stock, exercisable through July 2033 at a per share exercise price of $0.0001 per share, all of which have vested.

Mr. Shemer does not have any family relationship with any director or executive officer , or person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are provided as part of this report:

Exhibit	Description

10.1	Employment Agreement between SleepX Ltd. and Mr. Shemer dated July 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppYea, Inc.

By:	/s/ Asaf Porat
Name:	Asaf Porat
Title:	Chief Financial Officer

Date: July 7, 2023

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